ENDORSEMENT APPLICABLE TO GUARANTEED INTEREST SPECIAL DOLLAR COST AVERAGING

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below.

The term "Contract" as used in this Endorsement applies to either a Contract or Certificate.

In this Endorsement, "we", "our", and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

SPECIAL DOLLAR COST AVERAGING PROGRAM

You may elect to participate in a Special Dollar Cost Averaging Program at any time.

Under a Special Dollar Cost Averaging Program you allocate, under [Allocation Option A], all or any portion of your Contribution, or under [Allocation Option B], all of your Contribution, to an interest bearing account for the program. We transfer a portion of each amount allocated to the account (including accrued interest) to the Investment Options according to your allocation instructions on a systematic [monthly] basis, such that all amounts are transferred out of the account by the end of the program. Your transfer percentages must comply with the Investment Option Allocation Limits shown in your Contract. Under [Allocation Option B] your allocation instructions for the Special Dollar Cost Averaging Program will be the same as your allocation instructions we have on file for your Contract. Transfers will be made on a first-in first-out (fifo) basis. Each program is for a [three, six, or twelve month] period or such other period we may make available to you in the future. The minimum initial amount that you may allocate to a Special Dollar Cost Averaging program is [$2,000.] You may elect to make subsequent Contributions to an existing Special Dollar Cost Averaging Program [in the first Contract Year]. The minimum subsequent Contribution amount that may be made to an existing program is [$250.] Subsequent Contributions to an existing Special Dollar Cost Averaging Program will not extend the expiration date of that program.

You may have only one Special Dollar Cost Averaging Program in effect at a time. At the expiration of a Special Dollar Cost Averaging Program, you may start a new program with a new Contribution [in the first Contract Year].

Any amount held in an account for Special Dollar Cost Averaging becomes part of our general assets, which support the guarantees of this Contract and other contracts. We will credit the amount of each Contribution allocated to and remaining in an account for Special Dollar Cost Averaging with interest at the effective annual rate that was


2009SDCA
                                       -1-
applicable to your program on the Transaction Date of the Contribution. We may set different rates for programs of different duration.

TRANSFER RULES

You may not transfer Annuity Account Value into a Special Dollar Cost Averaging Program. You may not transfer a Special Dollar Cost Averaging Program into another Special Dollar Cost Averaging Program [or into the Guaranteed Interest Option.] [Amounts transferred into the Guaranteed Interest Option may not exceed any limits described in the Data Pages.] Any request by you to transfer amounts out of an account for Special Dollar Cost Averaging, other than your regularly scheduled transfers to the Investment Options as part of a Special Dollar Cost Averaging Program, will terminate that Special Dollar Cost Averaging Program. Any amount remaining in the account for Special Dollar Cost Averaging after such a transfer will be transferred to your other Investment Options according to your then current allocation instructions.

EFFECT OF WITHDRAWALS

Any withdrawal from an account for Special Dollar Cost Averaging will terminate that Special Dollar Cost Averaging Program. Any amounts remaining in the account for Special Dollar Cost Averaging after such a withdrawal will be transferred to your other Investment Options according to your then current allocation instructions.


AXA EQUITABLE LIFE INSURANCE COMPANY


/s/Christopher M. Condron               /s/Karen Field Hazin
-------------------------               -------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel

2009SDCA
                                       -2-